Exhibit 99.1
ENVIRONMENTAL TECTONICS CORPORATION RECEIVES
NOTICE OF LIFTING OF SUSPENSION FROM NAVY
Southampton, PA-December 12, 2007- Environmental Tectonics Corporation (AMEX-ETC) (“ETC” or the “Company”) today announced that it had entered into an agreement with the Department of the Navy pursuant to which the Company established and implemented a program of compliance reviews, audits and reports. In connection with the agreement, The Department of the Navy lifted the suspension which had prohibited ETC from competing for work from the federal government pursuant to the Federal Acquisition Regulations (“FAR”).
     The lifting of the suspension is effective immediately. The name of the Company has been removed from the Excluded Parties List System which is a publication of the General Services Administration that sets forth, among other things, the names of contractors suspended by any agency of the federal government.
     Effective with the lifting of the suspension, offers can be solicited from the Company, contracts can be awarded to the Company, and existing contracts can be renewed or otherwise extended by the Company. Throughout the suspension, the Company has continued to perform under contracts for the federal government that were awarded prior to the suspension.
     William F. Mitchell, ETC’s President and Chairman, stated, “The lifting of the suspension is certainly good news. It will allow ETC to continue its expanding relationship as a valued contractor with the federal government.”
     ETC designs, develops, installs and maintains aircrew training systems, public entertainment systems, process simulation systems (sterilization and environmental), clinical hyperbaric systems, environmental testing and simulation systems, and related products for domestic and international customers.
     This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about the Company that may cause our actual results, levels of activity, performance or achievements to be materially different from any other future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, ”will”, ”should”, ”could”, ”would”, ”expect”, ”plan”, ”anticipate”, ”believe”, ”estimate”, ”continue”, or the negative of such terms or similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, contract cancellations, failure to obtain new contracts, political unrest in customer countries, unfavorable results in litigation, general economic conditions, and those issues identified from time to time in our Securities and Exchange Commission filings and other public documents, including, without limitation, our Annual Report on Form 10-K for the fiscal year ended February 23, 2007.
Contact: Duane D. Deaner, CFO Tel: 215-355-9100 (ext. 1203)      Fax: 215-357-4000
                                             ETC – Internet Home Page:            http://www.etcusa.com

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